UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 18, 2016

Date of Report (Date of earliest event reported)

WEST COAST VENTURES GROUP CORP

(Exact name of registrant as specified in its charter)

Nevada	000-54948	99-0377575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 City Blvd. West, 17th Floor Orange, CA	92868
(Address of principal executive offices)	(Zip Code)

(714) 656-0096

Registrant’s telephone number, including area code

ENERGIZER TENNIS CORP.
(Prior Name of Registrant)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On May 18, 2016, West Coast Ventures Group Corp. (formerly known as Energizer Tennis, Corp., the “Company”) entered into a non-binding letter of intent with CHD Bioscience, Inc., a Colorado corporation (“Target”).

Pursuant to the letter of intent, the Company agreed to acquire one hundred percent (100%) of the issued and outstanding capital shares of Target and certain proprietary technology the Target has access to, as follows:

•

The Company shall acquire all of the outstanding capital shares of Target, including but not limited to the outstanding shares of Common Stock and outstanding shares of Preferred Series B Stock (the “Target Shares”) in exchange for a total of 109 million duly authorized, fully-paid and non-assessable newly issued shares of the Company’s common stock (the “Share Exchange”). The Target Shares to be acquired shall include the shares described above, plus any additional shares that may be issued prior to the consummation of the Share Exchange;

•

It is anticipated that the Company shall also acquire from a public company a certain patent and related  technology, intellectual property, know how, trademarks, and other rights associated with such patent, in exchange for shares of the Company’s common stock (“IP Acquisition”); and

•

Prior to the consummation of the Share Exchange and the IP Acquisition, the Company shall enter into an employment agreement with Mr. Michael Handley whereby Mr. Handley shall be appointed as the President & CEO and member of the Board of Directors of the Company for a period of three (3) years; provided, however, that the Employment Agreement shall be contingent upon completion of the transactions contemplated by the Share Exchange Agreement and the IP Acquisition.

In connection with the letter of intent, upon the consummation of the Share Exchange and IP Acquisition, the Company has agreed to a migratory merger pursuant to which the Company would become a Delaware corporation and the name of the Company would be changed to such name as determined by the parties.

Immediately upon the consummation of the Share Exchange and IP Acquisition, the Board of Directors of the Company shall consist of seven (7) members, one of whom shall be Michael Handley, and the rest of whom shall be “independent” directors under NASDAQ marketplace rules.  It is anticipated that, on the closing date of the Share Exchange and IP Acquisition, all of the current officers and directors of the Company shall resign and, simultaneously therewith, (a) the new Board of Directors shall be appointed as described above; and (b) such officers shall be appointed as shall be determined by Target to include Mr. Michael Handley as President & Chief Executive Officer.  The President & Chief Executive Officer and such other employees as the Target shall designate, shall, upon the closing of the Share Exchange and IP Acquisition, each have an employment agreement with the Company mutually satisfactory to the Company and the employee.

The letter of intent entered into by the Company and Target is non-binding, however it does provide for a thirty (30) day exclusive dealing period during which each party agreed not to enter into any business combination transaction other than the transaction described in the letter of intent.  The closing of the transactions under the letter of intent, including the Share Exchange and IP Acquisition, are subject to several material conditions, including each party’s due diligence review of the other’s business and affairs; negotiation and execution of definitive agreements; and all necessary approvals of the board of directors of the Company and Target.  While the parties propose to close the transactions contemplated under the letter of intent by June 11, 2016, there can be no assurance that the conditions to closing will be satisfied or that the parties will otherwise consummate the transactions contemplated by the letter of intent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST COAST VENTURES GROUP CORP.

DATED: May 20, 2016

By:  /s/ Randy Hatch

Name:  Randy Hatch

Title:  President